BNC Bancorp Completes Acquisition of KeySource Financial

HIGH POINT, NC – September 14, 2012 – BNC Bancorp (Nasdaq: BNCN) (“BNC”) today closed its acquisition of KeySource Financial, Inc. (“KeySource”), thereby expanding and enhancing the BNC franchise in the attractive Raleigh-Durham market.

BNC previously announced its plan to acquire all the capital stock of KeySource on December 21, 2011. KeySource currently has assets of $183 million, loans of $140 million and more than $152 million in deposits. KeySource’s branch office in Durham, North Carolina will open for business on Monday morning, September 17, as Bank of North Carolina.

Swope Montgomery, President and CEO of BNC, commented: “We are extremely pleased to welcome KeySource customers, shareholders and employees to the Bank of North Carolina family. The completion of this strategic transaction is consistent with our long-term plan to partner with quality organizations, enhance our presence in desirable markets and provide our diverse financial product suite to new customers.”

Don Draughon, former Chief Executive Officer of KeySource, commented: “We could not have asked for a better partner than BNC, an organization that truly understands the importance of community banking. Through this merger, we believe we have enhanced both the banking experience for our customers and upside potential for our shareholders.”

"The completion of this merger is a product of a lot of effort and great teamwork between the BNC and KeySource organizations,” said Rick Callicutt, President of Bank of North Carolina. He continued, "We are excited to work closely with Don and his talented team of bankers to effectively deliver the BNC platform to new and existing customers throughout the Triangle.”

The 100% stock consideration, with the exchange ratio set at one share of BNC stock for every outstanding share of KeySource, is valued at approximately $13.7 million based on BNC’s closing share price of $7.60, as listed on the Nasdaq stock exchange on September 13th.

BNC Bancorp and its subsidiary, Bank of North Carolina, were advised in the transaction by Keefe, Bruyette & Woods as financial advisor and Womble Carlyle Sandridge & Rice, LLP as legal advisor. KeySource Financial was advised by Banks Street Partners, LLC, as financial advisor, and Gaeta & Eveson, P.A., as legal advisor. Carson Medlin, a division of Monroe Securities Inc., provided a fairness opinion to the KeySource Board of Directors.

Forward Looking Statements

The press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the acquisition: (i) general economic or business conditions in the Raleigh-Durham MSA; (ii) greater than expected costs or difficulties related to the integration of KeySource; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger of KeySource, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $2.7 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 33 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

Media Contact:

David Millar, RLM Finsbury

dave.millar@rlmfinsbury.com

646-805-2009

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